Financial News Release

Paul Oldham to Join Advanced Energy as Chief Financial Officer

Fort Collins, Colo., March 29, 2018 - Advanced Energy Industries, Inc. (NASDAQ: AEIS), a global leader in innovative power and control technologies, today announced that Paul R Oldham, former senior vice president of administration, chief financial officer and corporate secretary of Electro Scientific Industries, Inc., a leading developer and manufacturer of laser-based production equipment (“ESI”), will join the company as its executive vice president and chief financial officer on May 2, 2018, reporting to Yuval Wasserman, president & chief executive officer.
Paul brings 30 years of experience in finance and administration and has spent the last 10 years as the CFO of ESI, a leading publicly traded technology company. Paul helped lead ESI through a significant multi-year transformation resulting in strong revenue growth and profitability. Prior to joining ESI, Paul held several senior leadership positions, including vice president finance and corporate controller, vice president treasurer and investor relations and European operations controller at Tektronix, Inc., a test, measurement, and monitoring company.
“I am excited with the addition of such an experienced and strong public company financial executive from our industry,” said Yuval Wasserman. “Paul is a proven leader with a keen focus on growth and transformation. My team and I look forward to working with him as we continue to innovate, grow and invest in the future of Advanced Energy," said Yuval.
“I am thrilled to join the Advanced Energy team at this exciting time for the company and the industry. I look forward to working with Yuval and the team to execute on the company’s strategic and operational objectives,” said Paul.
Paul holds a Bachelor’s Degree in Accounting and an MBA in accounting and finance from Brigham Young University.
About Advanced Energy
Advanced Energy (NASDAQ: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power solutions for thin films processes and industrial applications. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
Advanced Energy and the Advanced Energy logo are trademarks of Advanced Energy Industries, Inc. or one of its Affiliates in the United States and elsewhere.

For more information, contact:

Thomas McGimpsey Advanced Energy Industries, Inc. (970) 407-6326 tom.mcgimpsey@aei.com	Annie Leschin Advanced Energy Industries, Inc. (970) 407-6555 ir@aei.com

Advanced Energy Industries, Inc.
1625 Sharp Point Drive | Fort Collins, CO 80525 | USA | +1 (970) 221-4670 | advanced-energy.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934 that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words "plan," "will," "expect," "believe," or similar words. Other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.